CONSENT OF ACTUARY

The Board of Directors
IDS Life Insurance Company of New York

I consent to the reference to me under the caption "Experts" and to use the use of my opinion dated April 26, 1999 on the illustrations used by IDS Life Insurance Company of New York in the Prospectus for the Flexible Premium Variable Life Insurance Policy offered by IDS Life Insurance Company of New York as part of Post-Effective Amendment #18 to the Registration Statement being filed under the Securities Act of 1933.



/s/ Mark Gorham
    Mark Gorham, F.S.A., M.A.A.A.
    Actuarial Director - Insurance Product Development

Minneapolis, Minnesota
April 26, 1999